Exhibit (p)(14)
AllianceBernstein l.p.
CODE OF BUSINESS CONDUCT AND ETHICS
Updated October 2009

AllianceBernstein L.P
CODE OF BUSINESS CONDUCT AND ETHICS

1. Introduction	1

2. The AllianceBernstein Fiduciary Culture	2

3. Compliance with Laws, Rules and Regulations	2

4. Conflicts of Interest / Unlawful Actions	3

5. Insider Trading	4

6. Personal Trading: Summary of Restrictions	4

7. Outside Directorships and Other Outside Activities and Interests	6

(a) Board Member or Trustee	6

(b) Other Affiliations	7

(c) Outside Financial or Business Interests	8

8. Gifts, Entertainment and Inducements	8

9. Dealings with Government Personnel/Foreign Corrupt Practices Act	9

10. Political Contributions/Activities	10

11. “Ethical Wall” Policy	11

12. Use of Client Relationships	12

13. Corporate Opportunities and Resources	12

14. Antitrust and Fair Dealing	12

15. Recordkeeping and Retention	13

16. Improper Influence on Conduct of Audits	13

17. Accuracy of Disclosure	14

18. Confidentiality	14

19. Protection and Proper Use of AllianceBernstein Assets	15

20. Policy on Intellectual Property	15

(a) Overview	15

(b) Employee Responsibilities	16

(c) Company Policies and Practices	16

21. Compliance Practices and Policies of Group Subsidiaries	16

22. Exceptions from the Code	17

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23. Regulatory Inquiries, Investigations and Litigation	18

(a) Requests for Information	18

(b) Types of Inquiries	18

(c) Responding to Information Requests	18

(d) Use of Outside Counsel	18

(e) Regulatory Investigation	18

(f) Litigation	19

24. Compliance and Reporting of Misconduct / “Whistleblower” Protection	19

25. Company Ombudsman	19

26. Sanctions	20

27. Annual Certifications	20
PERSONAL TRADING POLICIES AND PROCEDURES
Appendix A

1. Overview	A-1

(a) Introduction	A-1

(b) Definitions	A-1

2. Requirements and Restrictions — All Employees	A-5

(a) General Standards	A-5

(b) Disclosure of Personal Accounts	A-6

(c) Designated Brokerage Accounts	A-6

(d) Pre-Clearance Requirement	A-7

(e) Limitation on the Number of Trades	A-9

(f) Short-Term Trading	A-9

(g) Short Sales	A-10

(h) Trading in AllianceBernstein Units and AB Closed-End Mutual Funds	A-11

(i) Securities Being Considered for Purchase or Sale	A-11

(j) Restricted List	A-13

(k) Dissemination of Research Information	A-13

(l) Initial Public Offerings	A-15

(m) Limited Offerings/Private Placements	A-15

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3. Additional Restrictions — Growth, Blend and Fixed Income Portfolio Managers	A-15

(a) Blackout Periods (if exception applies)	A-16

(b) Actions During Blackout Periods	A-16

(c) Transactions Contrary to Client Positions	A-16

4. Additional Restrictions — Bernstein Value Portfolio Management Groups	A-16

(a) Senior Portfolio Managers and Members of the Value Investment Policy Groups	A-16

(b) All Other Members of the Bernstein Value SBU	A-17

(c) Discretionary Accounts	A-17

5. Additional Restrictions — Research Analysts	A-17

(a) Blackout Periods (if exception applies)	A-17

(b) Actions During Blackout Periods	A-18

(c) Actions Contrary to Ratings	A-18

6. Additional Restrictions — Buy-Side Equity Traders	A-18

7. Reporting Requirements	A-18

(a) Duplicate Confirmations and Account Statements	A-18

(b) Initial Holdings Reports by Employees	A-19

(c) Quarterly Reports by Employees	A-19

(d) Annual Holdings Reports by Employees	A-20

(e) Report and Certification of Adequacy to the Board of Directors of Fund Clients	A-20

(f) Report Representations	A-21

(g) Maintenance of Reports	A-21

8. Reporting Requirements for Directors who are not Employees	A-21

(a) Affiliated Directors	A-21

(b) Outside Directors	A-23

(c) Reporting Exceptions	A-23
CODE CERTIFICATION FORM

Annual Certification Form	Last Page

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1.	Introduction
This Code of Business Conduct and Ethics (the “Code”) summarizes the values, principles and business practices that guide our business conduct. The Code establishes a set of basic principles to guide all AllianceBernstein employees (including AllianceBernstein directors and consultants where applicable) regarding the minimum requirements which we are expected to meet. The Code applies to all of our offices worldwide. It is not, however, intended to provide an exhaustive list of all the detailed internal policies and procedures, regulations and legal requirements that may apply to you as an AllianceBernstein employee and/or a representative of one of our regulated subsidiaries.
All individuals subject to the provisions of this Code must conduct themselves in a manner consistent with the requirements and procedures set forth herein. Adherence to the Code is a fundamental condition of service with us, any of our subsidiaries or joint venture entities, or our general partner (the “AllianceBernstein Group”).
AllianceBernstein L.P. (“AllianceBernstein,” “we” or “us”) is a registered investment adviser and acts as investment manager or adviser to registered investment companies, institutional investment clients, employee benefit trusts, high net worth individuals and other types of investment advisory clients. In this capacity, we serve as fiduciaries. The fiduciary relationship mandates adherence to the highest standards of conduct and integrity.
Personnel acting in a fiduciary capacity must carry out their duties for the exclusive benefit of our clients. Consistent with this fiduciary duty, the interests of clients take priority over the personal investment objectives and other personal interests of AllianceBernstein personnel. Accordingly:
•	Employees must work to mitigate or eliminate any conflict, or appearance of conflict, between the self-interest of any individual covered under the Code and his or her responsibility to our clients, or to AllianceBernstein and its unitholders.
•	Employees must never improperly use their position with AllianceBernstein for personal gain to themselves, their family or any other person.
The Code is intended to comply with Rule 17j-1 under the (U.S.) Investment Company Act of 1940 (the “1940 Act”) which applies to us because we serve as an investment adviser to registered investment companies. Rule 17j-1 specifically requires us to adopt a code of ethics that contains provisions reasonably necessary to prevent our “access persons” (as defined herein) from engaging in fraudulent conduct, including insider trading. In addition, the Code is intended to comply with the provisions of the (U.S.) Investment Advisers Act of 1940 (the “Advisers Act”), including Rule 204A-1, which requires registered investment advisers to adopt and enforce codes of ethics applicable to their supervised persons. Finally, the Code is intended to comply with Section 303A.10 of the New York Stock Exchange (“NYSE”) Listed Company Manual, which applies to us because the units of AllianceBernstein Holding L.P. (“AllianceBernstein Holding”) are traded on the NYSE.
Additionally, certain entities within the AllianceBernstein Group, such as Sanford C. Bernstein & Co., LLC and Sanford C. Bernstein Limited, have adopted supplemental codes of ethics to address specific regulatory requirements applicable to them. All employees are obligated to determine if any of these codes are applicable to them, and abide by such codes as appropriate.

2.	The AllianceBernstein Fiduciary Culture
The primary objective of AllianceBernstein’s business is to provide value, through investment advisory and other financial services, to a wide range of clients, including governments, corporations, financial institutions, high net worth individuals and pension funds.
AllianceBernstein requires that all dealings with, and on behalf of existing and prospective clients be handled with honesty, integrity and high ethical standards, and that such dealings adhere to the letter and the spirit of applicable laws, regulations and contractual guidelines. As a general matter, AllianceBernstein is a fiduciary that owes its clients a duty of undivided loyalty, and each employee has a responsibility to act in a manner consistent with this duty.
When dealing with or on behalf of a client, every employee must act solely in the best interests of that client. In addition, various comprehensive statutory and regulatory structures such as the 1940 Act, the Advisers Act and ERISA, the Employee Retirement Income Security Act, all impose specific responsibilities governing the behavior of personnel in carrying out their responsibilities. AllianceBernstein and its employees must comply fully with these rules and regulations. Legal and Compliance Department personnel are available to assist employees in meeting these requirements.
All employees are expected to adhere to the high standards associated with our fiduciary duty, including care and loyalty to clients, competency, diligence and thoroughness, and trust and accountability. Further, all employees must actively work to avoid the possibility that the advice or services we provide to clients is, or gives the appearance of being, based on the self-interests of AllianceBernstein or its employees and not the clients’ best interests.
Our fiduciary responsibilities apply to a broad range of investment and related activities, including sales and marketing, portfolio management, securities trading, allocation of investment opportunities, client service, operations support, performance measurement and reporting, new product development as well as your personal investing activities. These obligations include the duty to avoid material conflicts of interest (and, if this is not possible, to provide full and fair disclosure to clients in communications), to keep accurate books and records, and to supervise personnel appropriately. These concepts are further described in the Sections that follow.
3.	Compliance with Laws, Rules and Regulations
AllianceBernstein has a long-standing commitment to conduct its business in compliance with applicable laws and regulations and in accordance with the highest ethical principles. This commitment helps ensure our reputation for honesty, quality and integrity. All individuals subject to the Code are required to comply with all such laws and regulations. All U.S. employees, as well as non-U.S. employees who act on behalf of U.S. clients or funds, are required to comply with the U.S. federal securities laws. These laws include, but are not limited to, the 1940 Act, the Advisers Act, ERISA, the Securities Act of 1933 (“Securities Act”), the Securities Exchange Act of 1934 (“Exchange Act”), the Sarbanes-Oxley Act of 2002, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to our activities, and any rules adopted thereunder by the Securities and Exchange Commission (“SEC”), Department of the Treasury or the Department of Justice. As mentioned above, as a listed company, we are also subject to specific rules promulgated by the NYSE. Similarly, our non-US affiliates are subject to additional laws and regulatory mandates in their respective jurisdictions, which must be fully complied with.
4. Conflicts of Interest / Unlawful Actions
A “conflict of interest” exists when a person’s private interests may be contrary to the interests of AllianceBernstein’s clients or to the interests of AllianceBernstein or its unitholders.
A conflict situation can arise when an AllianceBernstein employee takes actions or has interests (business, financial or otherwise) that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may arise, for example, when an AllianceBernstein employee, or a member of his or her family,[1] receives improper personal benefits (including personal loans, services, or payment for services that the AllianceBernstein employee performs in the course of AllianceBernstein business) as a result of his or her position at AllianceBernstein, or gains personal enrichment or benefits through access to confidential information. Conflicts may also arise when an AllianceBernstein employee, or a member of his or her family, holds a significant financial interest in a company that does an important amount of business with AllianceBernstein or has outside business interests that may result in divided loyalties or compromise independent judgment. Moreover, conflicts may arise when making securities investments for personal accounts or when determining how to allocate trading opportunities. Additional conflicts of interest are highlighted in the AllianceBernstein Policy and Procedures for Giving and Receiving Gifts and Entertainment, a copy of which can be found on the Legal and Compliance Department intranet site.
Conflicts of interest can arise in many common situations, despite one’s best efforts to avoid them. This Code does not attempt to identify all possible conflicts of interest. Literal compliance with each of the specific procedures will not shield you from liability for personal trading or other conduct that violates your fiduciary duties to our clients. AllianceBernstein employees are encouraged to seek clarification of, and discuss questions about, potential conflicts of interest. If you have questions about a particular situation or become aware of a conflict or potential conflict, you should bring it to the attention of your supervisor, the General Counsel, the Conflicts Officer, the Chief Compliance Officer or a representative of the Legal and Compliance Department or Human Resources.
In addition to the specific prohibitions contained in the Code, you are, of course, subject to a general requirement not to engage in any act or practice that would defraud our clients. This general prohibition (which also applies specifically in connection with the purchase and sale of a Security held or to be acquired or sold, as this phrase is defined in the Appendix) includes:
•	Making any untrue statement of a material fact or employing any device, scheme or artifice to defraud a client;

[1]	For purposes of this section of the Code, unless otherwise specifically provided, (i) “family” means your spouse/domestic partner, parents, children, siblings, in-laws by marriage (i.e., mother, father, son and/or daughter-in-law) and anyone who shares your home; and (ii) “relative” means your immediate family members and your first cousins.

•	Omitting to state (or failing to provide any information necessary to properly clarify any statements made, in light of the circumstances) a material fact, thereby creating a materially misleading impression;

•	Making investment decisions, changes in research ratings and trading decisions other than exclusively for the benefit of, and in the best interest of, our clients;

•	Using information about investment or trading decisions or changes in research ratings (whether considered, proposed or made) to benefit or avoid economic injury to you or anyone other than our clients;

•	Taking, delaying or omitting to take any action with respect to any research recommendation, report or rating or any investment or trading decision for a client in order to avoid economic injury to you or anyone other than our clients;

•	Purchasing or selling a security on the basis of knowledge of a possible trade by or for a client with the intent of personally profiting from personal holdings in the same or related securities (“front-running” or “scalping”);

•	Revealing to any other person (except in the normal course of your duties on behalf of a client) any information regarding securities transactions by any client or the consideration by any client of any such securities transactions; or

•	Engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on a client or engaging in any manipulative practice with respect to any client.
5. Insider Trading
There are instances where AllianceBernstein employees may have confidential “inside” information about AllianceBernstein or its affiliates, or about a company with which we do business, or about a company in which we may invest on behalf of clients that is not known to the investing public. AllianceBernstein employees must maintain the confidentiality of such information. If a reasonable investor would consider this information important in reaching an investment decision, the AllianceBernstein employee with this information must not buy or sell securities of any of the companies in question or give this information to another person who trades in such securities. This rule is very important, and AllianceBernstein has adopted the following three specific policies that address it: Policy and Procedures Concerning Purchases and Sales of AllianceBernstein Units, Policy and Procedures Concerning Purchases and Sales of AllianceBernstein Closed-End Mutual Funds, and Policy and Procedures Regarding Insider Trading and Control of Material Nonpublic Information (collectively, the “AllianceBernstein Insider Trading Policies”). A copy of the AllianceBernstein Insider Trading Policies may be found on the Legal and Compliance Department intranet site. All AllianceBernstein employees are required to be familiar with these policies[2] and to abide by them.
6. Personal Trading: Summary of Restrictions
AllianceBernstein recognizes the importance to its employees of being able to manage and develop their own and their dependents’ financial resources through long-term investments and strategies.

[2]	The subject of insider trading will be covered in various Compliance training programs and materials.

However, because of the potential conflicts of interest inherent in our business, our industry and AllianceBernstein have implemented certain standards and limitations designed to minimize these conflicts and help ensure that we focus on meeting our duties as a fiduciary for our clients. As a general matter, AllianceBernstein discourages personal investments by employees in individual securities and encourages personal investments in managed collective vehicles, such as mutual funds.
AllianceBernstein senior management believes it is important for employees to align their own personal interests with the interests of our clients. Consequently, employees are encouraged to invest in the mutual fund products and services offered by AllianceBernstein, where available and appropriate.
The policies and procedures for personal trading are set forth in full detail in the AllianceBernstein Personal Trading Policies and Procedures, included in the Code as Appendix A. The following is a summary of the major requirements and restrictions that apply to personal trading by employees, their immediate family members and other financial dependents:
•	Employees must disclose all of their securities accounts to the Legal and Compliance Department;

•	Employees may maintain securities accounts only at specified designated broker-dealers;

•	Employees must pre-clear all securities trades with the Legal and Compliance Department (via the StarCompliance Code of Ethics application) prior to placing trades with their broker-dealer (prior supervisory approval is required for portfolio managers, research analysts, traders, persons with access to AllianceBernstein research, and others designated by the Legal and Compliance Department);

•	Employees may only make five trades in individual securities during any rolling thirty calendar-day period;

•	Employee purchases of individual securities, ETFs, ETNs, and closed-end mutual funds (as well as AllianceBernstein managed open-end funds) are subject to a 90-day holding period (6 months for AllianceBernstein Japan Ltd.);

•	Employees may not engage in short-term trading of a mutual fund in violation of that fund’s short-term trading policies;

•	Employees may not participate in initial public offerings;

•	Employees must get written approval, and make certain representations, in order to participate in limited or private offerings;

•	Employees must submit initial and annual holding reports, disclosing all securities and holdings in mutual funds managed by AllianceBernstein held in personal accounts;

•	Employees must, on a quarterly basis, submit or confirm reports identifying all transactions in securities (and mutual funds managed by AllianceBernstein) in personal accounts;

•	The Legal and Compliance Department has the authority to deny:
a.	Any personal trade by an employee if the security is being considered for purchase or sale in a client account, there are open orders for the security on a trading desk, or the security appears on any AllianceBernstein restricted list;

b.	Any short sale by an employee for a personal account if the security is being held long in AllianceBernstein — managed portfolios; and

c.	Any personal trade by a portfolio manager or research analyst in a security that is subject to a blackout period as a result of client portfolio trading or recommendations to clients.
•	Separate requirements and restrictions apply to Directors who are not employees of AllianceBernstein, as explained in further detail in the AllianceBernstein Personal Trading Policies and Procedures, Appendix A of this document.
This summary should not be considered a substitute for reading, understanding and complying with the detailed restrictions and requirements that appear in the AllianceBernstein Personal Trading Policies and Procedures, included as Appendix A to the Code.
7.	Outside Directorships and Other Outside Activities and Interests
Although activities outside of AllianceBernstein are not necessarily a conflict of interest, a conflict may exist depending upon your position within AllianceBernstein and AllianceBernstein’s relationship with the particular activity in question. Outside activities may also create a potential conflict of interest if they cause an AllianceBernstein employee to choose between that interest and the interests of AllianceBernstein or any client of AllianceBernstein. AllianceBernstein recognizes that the guidelines in this Section are not applicable to directors of AllianceBernstein who do not also serve in management positions within AllianceBernstein (“Outside Directors”).

Important Note for Research Analysts: Notwithstanding the standards and prohibitions that follow in this section, any Employee who acts in the capacity of a research analyst is prohibited from serving on any board of directors or trustees or in any other capacity with respect to any company, public or private, whose business is directly or indirectly related to the industry covered by that research analyst.
(a)	Board Member or Trustee
i.	No AllianceBernstein employee shall serve on any board of directors or trustees or in any other management capacity of any unaffiliated public company.
ii.	No AllianceBernstein employee shall serve on any board of directors or trustees or in any other management capacity of any private company without prior written approval (other than not-for-profit organizations) from the employee’s supervisor.[3] After obtaining supervisory approval, the employee must obtain written authorization from

[3]	No approval is required to serve as a trustee/board member of not-for-profit organizations such as religious organizations, foundations, educational institutions, co-ops, private clubs etc., provided that the organization has not issued, and does not have future plans to issue, publicly held securities, including debt obligations. Indeed, AllianceBernstein recognizes that its employees often engage in community service in their local communities and engage in a variety of charitable activities, and it commends such service. However, it is the duty of every AllianceBernstein employee to ensure that all outside activities, even charitable or pro bono activities, do not constitute a conflict of interest or are not otherwise inconsistent with employment by AllianceBernstein. Accordingly, although no approval is required, each employee must use his/her best efforts to ensure that the organization does not use the employee’s affiliation with AllianceBernstein, including his/her corporate title, in any promotional (other than a “bio” section) or fundraising activities, or to advance a specific mission or agenda of the entity. Such positions also must be reported to the firm pursuant to other periodic requests for information (e.g., the AllianceBernstein 10-K questionnaire).

AllianceBernstein’s Chief Compliance Officer who will provide final approval. This approval is also subject to review by, and may require the approval of, AllianceBernstein’s Chief Executive Officer. The decision as to whether to grant such authorization will be based on a determination that such service would not be inconsistent with the interests of any client, as well as an analysis of the time commitment and potential personal liabilities and responsibilities associated with the outside affiliation.[4] Any AllianceBernstein employee who serves as a director, trustee or in any other management capacity of any private company must resign that position prior to the company becoming a publicly traded company.
iii.	This approval requirement applies regardless of whether an AllianceBernstein employee plans to serve as a director of an outside business organization (1) in a personal capacity or (2) as a representative of AllianceBernstein or of an entity within the AllianceBernstein Group holding a corporate board seat on the outside organization (e.g., where AllianceBernstein or its clients may have a significant but non-controlling equity interest in the outside company).
iv.	New employees with pre-existing relationships are required to resign from the boards of public companies and seek and obtain the required approvals to continue to serve on the boards of private companies.
(b)	Other Affiliations

AllianceBernstein discourages employees from committing to secondary employment, particularly if it poses any conflict in meeting the employee’s ability to satisfactorily meet all job requirements and business needs. Before an AllianceBernstein employee accepts a second job, that employee must:
•	Immediately inform his or her Department Head and Human Resources in writing of the secondary employment;

•	Ensure that AllianceBernstein’s business takes priority over the secondary employment;

•	Ensure that no conflict of interest exists between AllianceBernstein’s business and the secondary employment (see also, footnote 4); and

•	Require no special accommodation for late arrivals, early departures, or other special requests associated with the secondary employment.
For employees associated with any of AllianceBernstein’s registered broker-dealer subsidiaries, written approval of the Chief Compliance Officer for the subsidiary is also required.[5] New employees with pre-existing relationships are required to ensure that their affiliations conform to these restrictions, and must obtain the requisite approvals.

[4]	Such authorization requires an agreement on the part of the employee to not hold him or herself out as acting on behalf of AllianceBernstein (or any affiliate) and to use best efforts to ensure that AllianceBernstein’s name (or that of any AllianceBernstein affiliated company) is not used in connection with the proposed affiliation (other than in a “bio” section), and in particular, activities relating to fundraising or to the advancement of a specific entity mission or agenda.

[5]	In the case of AllianceBernstein subsidiaries that are holding companies for consolidated subgroups, unless otherwise specified by the holding company’s Chief Executive Officer, this approval may be granted by the Chief Executive Officer or Chief Financial Officer of each subsidiary or business unit with such a consolidated subgroup.

(c)	Outside Financial or Business Interests

AllianceBernstein employees should be cautious with respect to personal investments that may lead to conflicts of interest or raise the appearance of a conflict. Conflicts of interest in this context may arise in cases where an AllianceBernstein employee, a member of his or her family, or a close personal acquaintance, holds a substantial interest in a company that has significant dealings with AllianceBernstein or any of its subsidiaries either on a recurring or “one-off” basis. For example, holding a substantial interest in a family-controlled or other privately-held company that does business with, or competes against, AllianceBernstein or any of its subsidiaries may give rise to a conflict of interest or the appearance of a conflict. In contrast, holding shares in a widely-held public company that does business with AllianceBernstein from time to time may not raise the same types of concerns. Prior to making any such personal investments, AllianceBernstein employees must pre-clear the transaction, in accordance with the Personal Trading Policies and Procedures, attached as Appendix A of this Code, and should consult as appropriate with their supervisor, the Conflicts Officer, General Counsel, Chief Compliance Officer or other representative of the Legal and Compliance Department.

AllianceBernstein employees should also be cautious with respect to outside business interests that may create divided loyalties, divert substantial amounts of their time and/or compromise their independent judgment. If a conflict of interest situation arises, you should report it to your supervisor, the Conflicts Officer, General Counsel, Chief Compliance Officer and/or other representative of AllianceBernstein’s Human Resources or Legal and Compliance Department. Business transactions that benefit relatives or close personal friends, such as awarding a service contract to them or a company in which they have a controlling or other significant interest, may also create a conflict of interest or the appearance of a conflict. AllianceBernstein employees must consult their supervisor and/or the Conflicts Officer, General Counsel, Chief Compliance Officer or other representative of AllianceBernstein’s Human Resources or Legal and Compliance Department before entering into any such transaction. New employees that have outside financial or business interests (as described herein) should report them as required and bring them to the attention of their supervisor immediately.
8.	Gifts, Entertainment and Inducements
Business gifts and entertainment are designed to build goodwill and sound working relationships among business partners. However, under certain circumstances, gifts, entertainment, favors, benefits, and/or job offers may be attempts to “purchase” favorable treatment. Accepting or offering such inducements could raise doubts about an AllianceBernstein employee’s ability to make independent business judgments in our clients’ or AllianceBernstein’s best interests. For example, a problem would arise if (i) the receipt by an AllianceBernstein employee of a gift, entertainment or other inducement would compromise, or could be reasonably viewed as compromising, that individual’s ability to make objective and fair business decisions on behalf of AllianceBernstein or its clients, or (ii) the offering by an AllianceBernstein employee of a gift, entertainment or other inducement appears to be an attempt to obtain business through improper means or to gain any special advantage in our business relationships through improper means.
These situations can arise in many different circumstances (including with current or prospective suppliers and clients) and AllianceBernstein employees should keep in mind that certain types of inducements may constitute illegal bribes, pay-offs or kickbacks. In particular, the rules of various securities regulators place specific constraints on the activities of persons involved in the sales and marketing of securities. AllianceBernstein has adopted the Policy and Procedures for Giving and Receiving Gifts and Entertainment to address these and other matters. AllianceBernstein Employees must familiarize themselves with this policy and comply with its requirements, which include reporting the acceptance of most business meals, gifts and entertainment to the Compliance Department. A copy of this policy can be found on the Legal and Compliance Department intranet site, and will be supplied by the Compliance Department upon request.
Each AllianceBernstein employee must use good judgment to ensure there is no violation of these principles. If you have any question or uncertainty about whether any gifts, entertainment or other type of inducements are appropriate, please contact your supervisor or a representative of AllianceBernstein’s Legal and Compliance Department and/or the Conflicts Officer, as appropriate. If you feel uncomfortable utilizing the normal channels, issues may be brought to the attention of the Company Ombudsman, who is an independent, informal and confidential resource for concerns about AllianceBernstein business matters that may implicate issues of ethics or questionable practices. Please see Section 25 for additional information on the Company Ombudsman.
9.	Dealings with Government Personnel/Foreign Corrupt Practices Act
AllianceBernstein employees should be aware that practices that may be acceptable in the commercial business environment (such as providing certain transportation, business meals, entertainment and other things of nominal value), may be entirely unacceptable and even illegal when they relate to government employees or others who act on a government’s behalf. Therefore, you must be aware of and adhere to the relevant laws and regulations governing relations between government employees and customers and suppliers in every country where you conduct business.
No AllianceBernstein employee may give money or gifts to any official or any employee of a governmental entity if doing so could reasonably be construed as having any inappropriate connection with AllianceBernstein’s business relationship. Such actions are prohibited by law in many jurisdictions. It is the responsibility of all AllianceBernstein employees to adhere to the laws and regulations applicable in the jurisdictions where they do business.
We expect all AllianceBernstein employees to refuse to make questionable payments. Any proposed payment or gift to a government official must be reviewed in advance by a representative of the Legal and Compliance Department, even if such payment is common in the country of payment (see discussion on Foreign Corrupt Practices Act below). AllianceBernstein employees should be aware that they do not actually have to make the payment to violate AllianceBernstein’s policy and the law — merely offering, promising or authorizing it will be considered a violation of this Code.
In order to ensure that AllianceBernstein fully complies with the requirements of the U.S. Foreign Corrupt Practices Act (the “FCPA”) and applicable international laws regulating payments to non-U.S. public officials, candidates and political parties, employees must be familiar with the firm’s Anti-Corruption Policy. Briefly, the FCPA makes it illegal (with civil and criminal penalties) for AllianceBernstein and/or its employees and agents, to pay bribes to non-U.S. officials for the purpose of obtaining or keeping business (which can include securing government licenses and permits) or securing an improper business advantage. Accordingly, the use of AllianceBernstein funds or assets (or those of any third party) paid directly or through another person or company for any illegal, improper or corrupt purpose is strictly prohibited.
General Rule: Under no circumstances shall any AllianceBernstein persons offer, promise or authorize any payment or benefit to a non-U.S. official or to any person for the purpose of inducing the official to act or refrain from acting in relation to the performance of his or her official duties, particularly if action or inaction by the official may result in AllianceBernstein obtaining or retaining business or securing an improper business advantage.
It is often difficult to determine at what point a business courtesy extended to another person crosses the line into becoming excessive, and what ultimately could be considered a bribe. Therefore, no entertainment or gifts may be offered, or travel or hotel expenses paid, to any non-U.S. official under any circumstances, without the express prior written approval (e-mail correspondence is acceptable) of the General Counsel, Chief Compliance Officer, or their designees in the Legal and Compliance Department.
10.	Political Contributions/Activities
(a)	By or on behalf of AllianceBernstein

Election laws in many jurisdictions generally prohibit political contributions by corporations to candidates. Many local laws also prohibit corporate contributions to local political campaigns. In accordance with these laws, AllianceBernstein does not make direct contributions to any candidates for national or local offices where applicable laws make such contributions illegal. In these cases, contributions to political campaigns must not be, nor appear to be, made with or reimbursed by AllianceBernstein assets or resources. AllianceBernstein assets and resources include (but are not limited to) AllianceBernstein facilities, personnel, office supplies, letterhead, telephones, electronic communication systems and fax machines. This means that AllianceBernstein office facilities may not be used to host receptions or other events for political candidates or parties which include any fund raising activities or solicitations. In limited circumstances, AllianceBernstein office facilities may be used to host events for public office holders as a public service, but only where steps have been taken (such as not providing to the office holder a list of attendees) to avoid the facilitation of fund raising solicitations either during or after the event, and where the event has been pre-approved in writing by the General Counsel or Deputy General Counsel.

Please see the Policy and Procedures for Giving and Receiving Gifts and Entertainment, which can be found on the Legal and Compliance Department intranet site, for a discussion relating to political contributions suggested by clients.

Election laws in many jurisdictions allow corporations to establish and maintain political action or similar committees, which may lawfully make campaign contributions. AllianceBernstein or companies affiliated with AllianceBernstein may establish such committees or other mechanisms through which AllianceBernstein employees may make political contributions, if permitted under the laws of the jurisdictions in which they operate. Any questions about this policy should be directed to the General Counsel or Chief Compliance Officer.

(b)	By Employees

AllianceBernstein employees who hold or seek to hold political office must do so on their own time, whether through vacation, after work hours or on weekends. Additionally, the employee must notify the General Counsel or Chief Compliance Officer prior to running for political office to ensure that there are no conflicts of interest with AllianceBernstein business.

AllianceBernstein employees may make personal political contributions as they see fit in accordance with all applicable laws and the guidelines in the Policy and Procedures for Giving and Receiving Gifts and Entertainment, as well as the pre-clearance requirement as described below. Certain employees involved with the offering or distribution of municipal fund securities (e.g., a “529 Plan”) or acting as a director for certain subsidiaries, must also adhere to the restrictions and reporting requirements of the Municipal Securities Rulemaking Board.

Several (U.S.) states and localities have enacted “pay-to-play” laws. Some of these laws could prohibit AllianceBernstein from entering into a government contract for a certain number of years if a covered employee makes or solicits a covered contribution. Other jurisdictions require AllianceBernstein to report contributions made by certain employees, without the accompanying ban on business. In certain jurisdictions, the laws also cover the activities of the spouse and dependent children of the covered person. In response to these laws, AllianceBernstein has in place a pre-clearance requirement, under which all employees must pre-clear with the Compliance Department, all personal political contributions (including those of their spouses and dependent children) made to, or solicited on behalf of, any (U.S.) state or local candidate or political party.[6]
11. “Ethical Wall” Policy
AllianceBernstein has established a policy entitled Insider Trading and Control of Material Non-Public Information (“Ethical Wall Policy”), a copy of which can be found on the Legal and Compliance Department intranet site. This policy was established to prevent the flow of material non-public information about a listed company or its securities from AllianceBernstein employees who receive such information in the course of their employment to those AllianceBernstein employees performing investment management activities. If “Ethical Walls” are in place, AllianceBernstein’s investment management activities may continue despite the knowledge of material non-public information by other AllianceBernstein employees involved in different parts of AllianceBernstein’s business. “Investment management activities” involve making, participating in, or obtaining information regarding purchases or sales of securities of public companies or making, or obtaining information about, recommendations with respect to purchases or sales of such securities. Given AllianceBernstein’s extensive investment management activities, it is very important for AllianceBernstein employees to familiarize themselves with AllianceBernstein’s Ethical Wall Policy and abide by it.

[6]	Please note that the requirement does not apply to contributions to federal candidates — unless the federal candidate is a state or local official at the time (e.g., a state controller who is running for Congress).

12. Use of Client Relationships
As discussed previously, AllianceBernstein owes fiduciary duties to each of our clients. These require that our actions with respect to client assets or vendor relationships be based solely on the clients’ best interests and avoid any appearance of being based on our own self-interest. Therefore, we must avoid using client assets or relationships to inappropriately benefit AllianceBernstein.
Briefly, AllianceBernstein regularly acquires services directly for itself, and indirectly on behalf of its clients (e.g., brokerage, investment research, custody, administration, auditing, accounting, printing and legal services). Using the existence of these relationships to obtain discounts or favorable pricing on items purchased directly for AllianceBernstein or for clients other than those paying for the services may create conflicts of interest. Accordingly, business relationships maintained on behalf of our clients may not be used to leverage pricing for AllianceBernstein when acting for its own account unless all pricing discounts and arrangements are shared ratably with those clients whose existing relationships were used to negotiate the arrangement and the arrangement is otherwise appropriate under relevant legal/regulatory guidelines. For example, when negotiating printing services for the production of AllianceBernstein’s Form 10-K and annual report, we may not ask the proposed vendor to consider the volume of printing business that they may get from AllianceBernstein on behalf of the investment funds we manage when proposing a price. On the other hand, vendor/service provider relationships with AllianceBernstein may be used to leverage pricing on behalf of AllianceBernstein’s clients.
In summary, while efforts made to leverage our buying power are good business, efforts to obtain a benefit for AllianceBernstein as a result of vendor relationships that we structure or maintain on behalf of clients may create conflicts of interest, which should be escalated and addressed.
13. Corporate Opportunities and Resources
AllianceBernstein employees owe a duty to AllianceBernstein to advance the firm’s legitimate interests when the opportunity to do so arises and to use corporate resources exclusively for that purpose. Corporate opportunities and resources must not be taken or used for personal gain. AllianceBernstein Employees are prohibited from:
•	Taking for themselves personally opportunities that are discovered through the use of company property, information or their position;

•	Using company property, information, resources or their company position for personal gain; and

•	Competing with AllianceBernstein directly or indirectly.
Please also refer to the Policy and Procedures for Giving and Receiving Gifts and Entertainment, and its Appendix B, the Code of Conduct Regarding the Purchase of Products and Services on Behalf of AllianceBernstein and its Clients, which can be found on the Legal and Compliance Department intranet site.
14. Antitrust and Fair Dealing
AllianceBernstein believes that the welfare of consumers is best served by economic competition. Our policy is to compete vigorously, aggressively and successfully in today’s increasingly